EXHIBIT 99.1
Eric J. Foss Announces Plans to Retire from PepsiCo Unit
PURCHASE, N.Y. — Sept. 14, 2011 / PR Newswire / — PepsiCo (NYSE: PEP) today announced that Eric J. Foss, chief executive officer of one of its major operating divisions, the Pepsi Beverages Company (PBC), has notified the company that he is retiring, effective December 9, 2011.
Foss, 53, has led PBC since February, 2010, when he joined PepsiCo in the company’s merger with its North American bottling operations. Prior to the merger, Foss was Chairman and CEO of the publicly traded Pepsi Bottling Group from 2006 to 2010. PepsiCo appointed Foss as head of PBC to facilitate a successful integration of the bottling operations into PepsiCo and to deliver agreed-upon synergies. As contemplated by the terms of his agreement, Foss intends to return to a senior leadership role of a public company. During his tenure at PBC, he provided steady leadership throughout the transition period and, with his team, delivered substantial synergies to PepsiCo.
“Eric has been a key member of the PepsiCo leadership team and has been a respected leader across global beverages for many years,” said PepsiCo Chairman and CEO Indra K. Nooyi. “We are grateful to Eric for his willingness to stay with us for nearly two years to ensure a successful integration, and we are now well positioned for the future. His deep operating experience and business savvy have been great assets to our company, and we wish Eric all the best in his future endeavors.”
Foss will begin working immediately with the company’s new beverage leadership team as part of the management transition.
“Having been part of the PepsiCo family for nearly three decades, when Indra asked me to stay on to lead the post-merger integration, I was pleased to partner with this great team,” said Foss. “Now, with that work successfully completed, I look forward to taking on significant new challenges.”
Foss continues to serve on the boards of directors of CIGNA, a global health services company, and of UDR, Inc., a multi-family real estate investment trust.
About PepsiCo
PepsiCo offers the world’s largest portfolio of billion-dollar food and beverage brands, including 19 different product lines that generate more than $1 billion in annual retail sales each. Our main businesses — Quaker, Tropicana, Gatorade, Frito-Lay, and Pepsi Cola — also make hundreds of other enjoyable foods and beverages that are respected household names throughout the world. With net revenues of approximately $60 billion, PepsiCo’s people are united by our unique commitment to sustainable growth by investing in a healthier future for people and our planet, which we believe also means a more successful future for PepsiCo. We call this commitment Performance with Purpose: PepsiCo’s promise to provide a wide range of foods and beverages for local tastes; to find innovative ways to minimize our impact on the environment, including by conserving energy and water usage, and reducing packaging volume; to provide a great workplace for our associates; and to respect, support, and invest in the local communities where we operate. For more information, please visit www.pepsico.com.
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